EXHIBIT 23.1
Stan J.H. Lee, CPA
2160 North Central Rd Suite 209 t Fort Lee t NJ 07024
P.O. Box 436402t San Diegot CA 92143-6402
619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of  October 7,  2012, on the audited financial statements of   EquiSource Hotel Fund 1 LLP  as of September 30, 2012 and for the period from September 19,  2012 (inception) to September 30, 2012 ended in Form S-11 that are necessary now or in the near future with the U.S. Securities and  Exchange Commission and to the reference to our Firm under the heading "Experts" in the Prospectus

Very truly yours,

/s/ Stan J.H. Lee, CPA
_____________________
Stan J.H. Lee, CPA
Fort Lee, NJ, US
November 20, 2012